Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of ImmunoPrecise Antibodies Ltd. (“the Company”) of our report dated August 28, 2020 relating to the Company’s consolidated financial statements for the years ended April 30, 2020 and 2019 and of our report dated August 28, 2019 related to the Company consolidated financial statements for the years ended April 30, 2019 and 2018 which are incorporated by reference in the Company’s Registration Statement on Form 40-F, filed with the Securities and Exchange Commission on September 16, 2020, as amended which Form 40-F is incorporated by reference in this Form S-8.

/s/ Crowe MacKay LLP

Chartered Professional Accountants

Vancouver, British Columbia, Canada

June 2, 2021